Exhibit 10.1

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amended and Restated Agreement is made and entered into on March 26, 2009 by and among Manhattan Bancorp (“MB”), Bank of Manhattan, N.A. (the “Bank”) and Jeffrey M. Watson (“Executive”) for the purposes set forth hereinafter (“Agreement”).

WITNESSETH

WHEREAS, MB is a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (“FRB”);

WHEREAS, MB is the parent holding company for the Bank, which is a national banking association and wholly-owned subsidiary of MB, subject to the supervision and regulation of the Office of the Comptroller of the Currency (“OCC”);

WHEREAS, Executive is currently the President and Chief Executive Officer of the Bank and MB pursuant to an Employment Agreement dated January 1, 2009 between the Bank and Executive (the “Prior Agreement”), which Prior Agreement shall be amended and restated in its entirety by this Agreement;

WHEREAS, Executive also serves as the President and Chief Executive Officer of MB and as a director of the Bank and MB; and

WHEREAS, it is the intention of the parties to enter into an amended and restated employment agreement for the purposes of amending certain provisions of the Prior Agreement, and assuring the continued services of Executive as the President and Chief Officer of the Bank and as the President and Chief Executive Officer of MB.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, MB, the Bank and Executive agree as follows:

A.            TERM OF EMPLOYMENT

The term of this Agreement (“Term”) shall commence August 15, 2007, the date the Bank opened for business (the “Effective Date”), and end three (3) years thereafter, subject, however, to prior termination of this Agreement as hereinafter provided.  Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.  The Prior Agreement is hereby terminated and replaced by this Agreement.  This does not replace or impair the Stock Option Agreements between MB and Executive dated August 10,

2007, September 27, 2007 and December 18, 2008 (the “Stock Option Agreements”), which shall remain in full force and effect.

B.            DUTIES OF EXECUTIVE

1.             Duties.  Executive shall perform the duties of President and Chief Executive Officer of the Bank and MB, reporting directly to the Board of Directors (the “Board”) of the Bank and MB, and subject, at all times, to the powers vested by law in the Board of the Bank and MB and their respective shareholders.  Executive shall also serve as a member of the Boards of MB and Bank throughout the Term.  During the Term, Executive shall perform the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank’s and MB’s Articles of Association or Incorporation, Bylaws and internal written policies.

2.             Conflicts of Interest.  Except as permitted by the prior written consent of the Board of MB or Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Bank and MB during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank’s or MB’s interests.  Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided that such business or venture is not in competition, directly or indirectly, in any manner with the Bank or MB.

C.            COMPENSATION

1.             Salary.  For Executive’s services hereunder, the Bank or MB shall pay or cause to be paid as annual base salary (the “Base Salary”) to Executive not less than Two Hundred Thousand Dollars ($200,000) for the first year of the Term, with annual increases in the discretion of the Boards or the Bank’s and MB’s Compensation Committees.  Base Salary shall be payable in equal installments in conformity with the Bank’s normal payroll period.

2.             Bonuses. Any bonuses shall be as determined by the Boards of the Bank and MB, in their sole discretion.

D.            EXECUTIVE BENEFITS

1.             Vacation.  Executive shall be entitled to vacation during each year of the Term consistent with the Bank’s approved vacation schedule and policy, which shall provide Executive with not less than four (4) weeks vacation for each year of the Term.  Executive is encouraged to use all accrued vacation benefits and will be expected to take vacation in the year it is earned.  Accrual of any unused vacation shall be determined in accordance with the Bank’s Personnel Policy as in effect from time to time and shall be subject to any limitations set forth therein.

2.             Group Medical and Other Insurance Benefits.  The Bank shall provide for Executive, at the Bank’s expense, group medical and other insurance benefits in accordance with the Bank’s Personnel Policy as in effect from time to time.  All coverage under this paragraph shall be in existence or shall take effect as of the Effective Date hereof.  The Bank’s and MB’s liability to Executive for any breach of this paragraph shall be limited to the amount of premiums required hereunder to be payable by the Bank to obtain or maintain, as applicable, the coverage contemplated herein.

3.             Stock Option. MB has granted Executive under the Stock Option Agreements options to purchase up to 174,382 shares of MB’s authorized but unissued Common Stock, at the fair market value of the stock on the date of the grants of such options.  Such options have terms of ten (10) years from the respective dates of the granting thereof and shall vest in three installments of 33.33% per year over a period of three (3) years, with the first such installment to vest one year from the date of grant, and with subsequent installments vesting two and three years thereafter.  To the maximum extent permitted by law, the options will qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  Such stock option has been granted to Executive, pursuant to MB’s Stock Option Plan (the “Plan”) and the Stock Option Agreements.

4.             Auto Allowance.  During the Term, Executive shall be entitled to receive One Thousand Dollars ($1,000) per month as a car allowance.

5.             Club Membership.  Executive shall be provided with an executive membership at Palos Verdes Country Club at the Bank’s expense.  The Bank shall pay or reimburse Executive for all dues associated with such membership and reimburse Executive for all business expenses in accordance with Bank’s reimbursement policies.

E.             REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank or MB for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties in accordance with the Bank’s and MB’s reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank and MB as a business expense and not as deductible compensation to Executive; and Executive furnishes to the Bank and MB adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and MB and not as deductible compensation to Executive.

F.             TERMINATION

1.             Termination for Cause.  The Bank or MB may terminate this Agreement at any time by action of its Board for cause (“Cause”).  For purposes of this Agreement termination for “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this Agreement, no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or MB.  Termination under this Paragraph shall not prejudice any remedy that the Bank or MB may have at law, in equity, or under this Agreement.

2.             Death or Disability.  In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Bank or MB in good faith, this Agreement shall terminate without any further liability or obligation by the Bank to Executive.  For purposes of this Agreement only, physical or mental disability shall be defined as Executive having been unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year, or, if applicable, such other periods as may be defined in the Bank’s Personnel Policy or in applicable disability insurance policies as in effect from time to time.  If there should be a dispute between the Bank or MB and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association.  The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.  The Bank or MB shall bear the costs of such physician or psychiatrist selected to determine such matter.

3.             Supervisory Matters.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or i(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.  All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance

Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee, at the time that the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition.  All rights of the parties that have already vested, however, shall not be affected by such action.

4.             Termination Without Cause.  Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Bank or MB may at any time without Cause and for any reason immediately terminate this Agreement and Executive’s employment by the Bank or MB by action of their respective Boards.  Upon such termination by the Bank or MB all benefits provided by the Bank or MB hereunder to Executive shall thereupon cease, except as provided in this Subparagraph F.4 or Subparagraph F.5, and Executive shall be deemed to have voluntarily resigned as a director, officer and employee of the Bank and MB and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with the Bank or MB, and shall deliver such written resignations as Bank or MB may request.  Notwithstanding the foregoing, it is agreed that in the event of such termination without Cause by the Bank or MB upon the delivery to the Bank by Executive of a waiver and release in substantially the form of Attachment “A” to this Agreement, and Executive’s compliance with the terms thereof, Executive shall be entitled to, upon the effective date of termination, payment of a lump sum equivalent to twelve (12) months’ base salary as such base salary is in effect on the date of termination of employment, plus continuation of Executive’s medical benefits for a period of twelve (12) months following such termination, with Bank continuing to pay Executive’s share of premiums and associated costs as if Executive continued to be employed with the Bank and MB; provided, however, that the Bank’s and MB’s obligation to provide such coverage shall be terminated if Executive is eligible to receive comparable substitute coverage from another employer at any time during such twelve-month period.  Executive agrees to advise the Bank and MB immediately if such comparable substitute coverage is available from another employer.  Notwithstanding any provision to the contrary in this Subparagraph F.4, no severance benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Subparagraphs F.1, F.2 or F.3 hereof or while grounds for termination under such Subparagraphs exist, and no severance benefits shall be payable to Executive under this Subparagraph F.4 if payments are required to be made to Executive under Subparagraph F.5 hereof.

5.             Termination Following Change in Control.

(a)           In the event a Change in Control of the Bank or MB occurs (as defined below) and Executive’s employment as President and Chief Executive Officer of the Bank or MB is terminated without Cause by the Bank or MB, then Executive shall be entitled, upon such termination of employment and upon delivery to the Bank and MB of an executed waiver and release in substantially the form of Attachment “A” to this Agreement, to payment of a lump sum equivalent to two (2) times the highest annual cash compensation amount paid to Executive by the Bank or MB within the three years’ preceding the Change in Control and to the continuation of Executive’s coverage under the group medical care provided at the time of termination for a period of twenty four (24) months following such termination; provided, however, that the Bank’s obligation to provide such coverage shall be terminated if Executive obtains comparable substitute coverage from another employer at any time during such 24-month period.  Executive agrees to advise the Bank and MB immediately if such comparable substitute coverage is obtained from another employer.  Notwithstanding any provision to the contrary in this Subparagraph F.5, no severance benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Subparagraphs F.1, F.2 or F.3 hereof or while grounds for termination under such Subparagraphs exist.

(b)           A “Change in Control” of the Bank or MB occurs upon the effective date of the first to occur of the following events:

(i)            Merger, Consolidation, and Other Transactions.  Any (A) merger where the Bank or MB, or a corporation in which the Bank’s or MB’s shareholders as constituted immediately prior to the merger do not own at least 50% of such corporation’s common stock or 50% of the common stock of the parent of such corporation following such merger in the same proportions as their ownership interests in the Bank or MB prior to such transaction, is not the surviving corporation; (B) a transfer of all or a substantial portion (50% or more) of the assets of the Bank or MB to another corporation or other person in which the Bank’s or MB’s shareholders as constituted immediately prior to such transfer do not own at least 50% of the common stock or 50% of the common stock of the parent of such corporation (or an equivalent economic interest in the case of a transferee that is not a corporation) following such transfer in the same proportions as their ownership interests in the Bank or MB prior to such transaction; or (C) the liquidation or dissolution of the Bank or MB, except for a liquidation or dissolution in which the assets and liabilities of the Bank or MB are transferred to a transferee in which the owners of the Bank’s or MB’s common stock as constituted immediately prior to the transaction own at least 50% of the common stock or 50% of the common stock of the parent of the transferee (or an equivalent economic interest in the case of a transferee that is not a corporation) following such liquidation or dissolution in the same proportions as their ownership interests in the Bank or MB prior to such transaction; or

(ii)           Majority Stockholder.  Any person (as such term is used in Section 13(d) of the securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates (but excluding the Bank’s employee benefit plans and the individuals who were the Bank’s or MB’s officers or directors on the date of this Agreement or their affiliates), becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of more than 50% of the Bank’s or MB’s outstanding common stock.

(iii)          Regulatory Exception.  Notwithstanding anything else to the contrary set forth herein, a “Change in Control” shall not include any sale of stock or securities, merger, transfer of assets, consolidation, liquidation, reorganization or other transaction instituted by or at the request of the OCC, FRB or the Federal Deposit Insurance Corporation to resolve any supervisory concerns respecting the Bank or MB.

(c)           Notwithstanding anything to the contrary in this Subparagraph F.5, no severance benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Subparagraphs F.1, F.2 or F.3 hereof or while grounds for termination under such Subparagraphs exist.

6.             Golden Parachute Limitation.  Severance compensation under Subparagraphs F.4 and F.5 hereof will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Internal Revenue Code of 1986 (the “Code”).

(a)           If the present value of all Executive’s severance compensation provided by MB or the Bank under Subparagraph F.4 or F.5 hereof and outside this Agreement is high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “parachute payment.”

(b)           Executive may direct the Bank and MB regarding the order of reducing severance compensation and other payments from the Bank or MB to comply with this Subparagraph F.6.

7.             Section 409A Limitation.  It is the intention of Bank, MB and Executive that the severance and other benefits payable to Executive under this Agreement either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by Bank and MB, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “Change in Control” or the timing of commencement and completion of severance benefit and/or other benefit payments to Executive hereunder in connection with a merger, recapitalization, sale of shares or other “Change in Control”, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A.  Bank, MB and Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments; and/or (iii) modify the completion date of severance and/or other benefit payments.  Bank, MB and Executive further acknowledge and agree that if, in the judgment of Bank and MB, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, Bank, MB and Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on Bank, MB and Executive) with Section 409A.  For example, if this Agreement is subject to Section 409A and it requires that severance and/or other benefit payments must be delayed until at least six (6) months after Executive terminates employment, then Bank, MB and Executive would delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six (6) months following Executive’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the seventh (7th) month following Executive’s termination of employment which in the case of an initial installment payment would be equal in the aggregate to the amount of all such payments thus eliminated.

8.             EESA Provisions.

(a)           MB has entered into agreements with the U.S. Treasury Department (“UST”) under which Manhattan Bancorp issued preferred shares (“Preferred Shares”) and other securities to the UST as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”).  Executive is a Senior Executive Officer (as such term is defined under EESA), has determined that MB’s participation in the CPP is of material benefit to Executive, approved MB’s participation in the CPP, requested that MB participate in the CPP and agrees to abide by all existing and future terms of EESA, and any regulations thereunder, restricting payment of compensation to Executive.

(b)           EESA imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by MB, Bank and their affiliates and requires that such restrictions remain in place for so long as the UST holds any debt or equity securities issued by MB or Bank.  The parties hereby agree that all Plans providing benefits to Executive shall be construed and interpreted at all times that the UST maintains any debt or equity investment in MB or Bank in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by MB and Bank so as to comply with the restrictions imposed by EESA.  Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to Executive under this Agreement or any other Plan.  Notwithstanding any other terms of this Agreement or any other Plan providing benefits to Executive, to the extent that any provision of this Agreement or any other Plan is determined by MB or Bank, to be subject to and not in compliance with EESA, including the timing, amount or entitlement of Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA.  Without limiting the foregoing, any “golden parachute payment” or other severance payments due in connection with termination of Executive’s employment with MB or Bank provided under this Agreement or any other Plan, as defined for purposes of EESA and Section 280(G)(e) of the Internal Revenue Code of 1986, as amended (“Code”), including any benefits payable under Subparagraphs F.4 and F.5, shall be prohibited if such termination occurs while the Preferred Shares remain outstanding and held by the UST.  The parties hereto further agree that (i) Executive shall at no time be entitled to receive any compensation based upon incentives that encourage Executive to take unnecessary and excessive risks on behalf of Bank or MB; (ii) Executive shall promptly repay Bank, MB or any other affiliated entity compensating Executive, within thirty (30) days of demand, the amount of any bonus or incentive compensation paid to Executive based upon statements of earnings, gains or other criteria that are later determined to be materially inaccurate; and (iii) all golden parachute payments to Executive are prohibited.

G.            GENERAL PROVISIONS

1.             Trade Secrets.  During the Term, Executive will have access to and become acquainted with what Executive and the Bank and MB acknowledge are trade secrets, to wit, knowledge or data concerning the Bank and MB, including their operations and methods of doing business, and the identity of customers of the Bank and MB, including knowledge of their financial condition and their financial needs.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way either during the Term or thereafter, except as required in the course of Executive’s employment with the Bank or MB.

2.             Indemnification.  To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank in effect from time to time, the Bank and MB shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank or MB including but not limited to judgments, fines, settlements and legal and other expenses incurred in the defense of actions, proceedings and appeals therefrom.  However, the Bank and MB shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Bank or MB in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine.  The Bank and MB shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure the Bank, MB and Executive from and against the aforesaid liabilities.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.  The obligations of the Bank and MB under this Subparagraph G.2 shall continue through and after the Term of this Agreement.

3.             Return of Documents.  Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank and MB, and that Executive has no right, title or interest therein.  Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

4.             Non-solicitation.  During the Term and for a period of one year thereafter, Executive shall not, directly or indirectly, engage or participate in the solicitation or any attempt to solicit employees of the Bank or MB to work for any person, firm or business.

5.             Controlling Law.  This Agreement is to be governed by and construed in accordance with the laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California.

6.             Invalid Provisions.  Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

7.             Entire Agreement.  This Agreement and the Stock Option Agreements contain the entire agreement of the parties.  It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank and MB.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by both the Bank and MB, and Executive.

8.             Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be personally delivered or (unless otherwise specified) mailed by United States mail, or sent by facsimile, provided that the facsimile cover sheet contains a notation of the date and time of transmission, and shall be deemed received:  (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this Subparagraph G.8, three (3) business days after the date placed in the United States mail, or (iii) if given by facsimile, when sent.  Notices shall be addressed to the Bank and MB at their main office and to Executive at the address then maintained by the Bank and MB in its records for Executive, or to such other respective addresses as the parties hereto shall designate to the other by like notice.

9.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Executive’s employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Without limiting the foregoing, the following potential claims by Executive could be subject to arbitration under the Arbitration Agreement:  claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied) under which Executive believes he would be entitled to compensation or benefits; tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.  The arbitration will be conducted in Los Angeles County.  The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute.  The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated.  Executive and the Bank and MB shall each bear his or their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive assets a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA between Executive, on the one hand, and Bank and MB on the other hand.  In disputes where Executive asserts a Statutory Claim against the Bank or MB, Executive shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court.  Executive shall pay the balance of the arbitrator’s fees and administrative costs.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANK OF MANHATTAN, N.A.

	By:	/s/ Harry Chenoweth
Harry Chenoweth,
Chairman, Compensation Committee
/s/ Jeffrey M. Watson
Jeffrey M. Watson	MANHATTAN BANCORP
(“Executive”)

	By:	/s/ Harry Chenoweth
Harry Chenoweth,
Chairman, Compensation Committee

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver Agreement”) is entered into by and between Jeffrey M. Watson (“Employee”) and Bank of Manhattan, N.A. and Manhattan Bancorp on their behalf and on behalf of their parents, subsidiaries, affiliates and successors-in-interest (collectively, “Employer”).

RECITALS

A.            Employee and Employer have entered into an Employment Agreement dated as of March 26, 2009 (the “Agreement”).

B.            A condition precedent to certain of Employer’s obligations under the Agreement is the execution of this Waiver Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

RELEASE

In consideration for the payment of severance and other compensation under the Agreement, Employee agrees unconditionally and forever to release and discharge Employer its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee’s employment with, or separation from, Employer on or before the date of execution of this Waiver Agreement.  Employee also confirms his resignation as a director, officer and employee of Employer and any corporation, partnership, venture, limited liability company or other entity controlled by, controlling or under common control with Employer.

This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United State Code.

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in the Agreement.  Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee’s agreement.

MISCELLANEOUS

Except for the Agreement and any other employee benefit plans expressly referred to in the Agreement as continuing following Employee’s termination of employment with Employer, this Waiver Agreement sets forth the entire agreement between Employee and Employer, and shall be binding on both party’s heirs, representatives and successors.  This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively.  If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this Waiver Agreement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement.  To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee’s execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by Employer prior to the eighth (8th) day following the execution of this Waiver Agreement by Employee.  This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee’s execution of the Waiver Agreement.  No payment will be made to the undersigned until such date.

The undersigned agree to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

DATED:
Jeffrey M. Watson

DATED:	Bank of Manhattan, N.A.

By:
Kyle Ransford, Chairman of the Board

DATED:	Manhattan Bancorp

By:
Kyle Ransford, Chairman of the Board